Exhibit 3.57

Exhibit 3.57

FROM RICHARDS, LAYTON, & FINGER #1

(Mon) 4. 30’ 01 13:45/St. 13:45 No 1863831781 p 2

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 01:30 PM 04/30/2001

010205763 - 3292018

SECOND AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

DAKOTA WESTMORELAND CORPORATION

Dakota Westmoreland Corporation (originally incorporated as Westmoreland-Knife River Coal Acquisition Corp.) organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 22, 2000.

2. By unanimous written consent of the Board of Directors of the Corporation as of April 30, 2001 a resolution was duly adopted, pursuant to and in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth a Second Amendment to Certificate of Incorporation of the Corporation and declaring said Second Amendment to Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved said proposed Second Amendment to Certificate of Incorporation by a written consent adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware as of April 30, 2001. The resolution setting forth the Second Amendment to Certificate of Incorporation is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation. as heretofore amended, be amended as follows:

1. That the following Articles ELEVENTH and TWELFTH be included in the Certificate of Incorporation of the Corporation:

“ELEVENTH

FROM RICHARDS LAYTON, & FINGER #1

(MON) 4.30’ 01 13:46/ST. 13:45/NO. 4863831781 P 3

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in the by-laws of the Corporation; provided, however, that at all times the Board of Directors shall include at least one Independent Director. The term “Independent Director” shall mean a director of the Corporation who is not at the time of appointment and has not been at any time during the preceding five (5) years: (1) a stockholder, director (with the exception of serving as an independent director of the Corporation),officer, employee, member, partner, attorney or counsel of the Corporation or of any entity that is an Obligor (as such term is defined below) or a member of the Parent Group (as such term is defined below) or any affiliate of any of them (except that he or she may be or become an independent director of any Single Purpose Entity (as such term is defined below)); (2) a customer or supplier of the Corporation or any of its affiliates; or (3) any member of the immediate family of a person described in clauses (l) or (2). As wed herein, the terms “Obligor” and “Parent Group” shall have the meanings ascribed thereto in the Term Loan Agreement dated as of April 27, 2001 (the “Term Loan Agreement”), by and between Westmoreland Mining LLC, the Corporation, certain other parties named therein as “guarantors,” and the initial purchasers named therein, as the same may be amended, modified or supplemented from time to time. The term “Single Purpose Entity” shall mean an entity which is organized solely for the purposes of carrying out the activities described in its charter and which does not engage in any business unrelated to such activities, does not have any assets other than those related to its interest in the activities or any indebtedness other than as not prohibitted by the tracts and other agreements applicable to it, has its own separate books and records and its own accounts, in each case which are separate and apart from

From Richards Layton, & Finger #1

(Mon) 4.30’ 01 13:46/ST.13:45/No. 4863831731 p 4

the books and records and accounts of any other entity, and which holds itself out as being an entity separate and apart from any other entity.

TWELFTH.

Notwithstanding any provision hereof to the contrary, so long as any Obligation (as such term is defined in the Term Loan Agreement) is outstanding, the Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies (including the Independent Director, or if there is more than one, all of the Independent Directors), institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, or trustee, or to the appointment of a receiver, liquidator, Assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action.”

3. Except as amended hereby, the Certificate of lncorporation of the Corporation, as heretofore amended, shall remain full force and effect.

Executed on April 30, 2001.

Dakota Westmoreland Corporation

By:

Robert J. Jaeger

Vice President, Treasurer and Chief

Financial Officer